Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-89703, No. 333-111940 and No. 333-181289) of DST Systems, Inc. of our report dated June 27, 2014, relating to the financial statements of the DST Systems, Inc. 401(k) Profit Sharing Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri
June 27, 2014